Exhibit 23.1

                   Consent of Independent Accountants
                   __________________________________



The Board of Directors
Energy Research Corporation:

We consent to incorporation by reference in the registration statements (No. 33-68866 and No. 33-77008) on Form S-8 of Energy Research Corporation and Subsidiaries of our report dated December 17, 1996, relating to the consolidated balance sheets of Energy Research Corporation and Subsidiaries as of October 31, 1996 and 1995, and the related consolidated statements of income, changes in common shareholders'equity and cash flows for the years then ended, which report appears in the October 31, 1996, annual report on Form 10-K of Energy Research Corporation.

/s/ KPMG PEAT MARWICK LLP
_________________________

Stamford, CT
January 24, 1997



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